SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	May 21, 2015

Exact Name of Registrant as Specified in Its Charter:	CALAMP CORP.

DELAWARE	0-12182	95-3647070
State or Other Jurisdiction of	Commission	I.R.S. Employer
Incorporation or Organization	File Number	Identification No.

Address of Principal Executive Offices:	1401 N. Rice Avenue
Oxnard, CA 93030

Registrant's Telephone Number, Including
Area Code:	(805) 987-9000

Former Name or Former Address,
if Changed Since Last Report:	Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on May 6, 2015, CalAmp Corp. (the “Company” or “CalAmp”) sold $150 million aggregate principal amount of its 1.625% Convertible Senior Notes due 2020 (the “Notes”) to J.P. Morgan Securities LLC and Jefferies LLC as representatives (the “Representatives”) of the several initial purchasers (the “Initial Purchasers”). The Notes were offered and sold to the Initial Purchasers (the “Offering”) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. See CalAmp’s Current Report on Form 8-K filed on May 6, 2015 for a description of the Offering and related information.

On May 27, 2015, CalAmp issued an additional $22.5 million aggregate principal amount of its 1.625% Convertible Senior Notes due 2020 (the “Additional Notes”) in connection with the full exercise of the option granted to the Initial Purchasers of the Notes pursuant to a purchase agreement with such Initial Purchasers dated April 30, 2015 (the “Option Exercise”). The Additional Notes have the same interest rate, maturity and other terms as the Notes and were issued pursuant to the same indenture. CalAmp received net proceeds of approximately $21.9 million from the sale of the Additional Notes, after deducting the Initial Purchasers’ discounts and commissions and including accrued interest.

Convertible Note Hedge Transactions

On May 21, 2015, in connection with the Option Exercise, the Company entered into privately negotiated convertible note hedge transactions (the “Additional Note Hedges”) with respect to its common stock with counterparties that include affiliates of some of the Initial Purchasers and other financial institutions (the “Additional Hedge Counterparties”).

The Additional Note Hedges cover, subject to anti-dilution adjustments substantially similar to those applicable to the Additional Notes, the number of shares of the Company’s common stock that initially underlie the Additional Notes. The Additional Note Hedges are intended generally to reduce the potential dilution to the Company’s outstanding common stock and/or reduce the amount of any cash payments the Company is required to make in excess of the principal amount of any converted Additional Notes upon any conversion of Additional Notes in the event that the market price per share of the Company’s common stock is greater than the strike price of the Additional Note Hedges, which is initially equal to approximately $27.59, the approximate initial conversion price for the Additional Notes.

Warrant Transactions

On May 21, 2015, in connection with the offering of the Additional Notes, the Company also entered into privately negotiated warrant transactions (the “Additional Warrant Transactions”) with the Additional Hedge Counterparties, whereby the Company sold to the Additional Hedge Counterparties warrants to acquire, subject to customary anti-dilution adjustments, the same number of shares of common stock that underlie the Additional Notes at a strike price of $39.42 per share, also subject to adjustment, which represents a premium of 100% over the last reported sale price of the Company’s common stock of $19.71 on April 30, 2015. The Additional Warrant Transactions could have a dilutive effect to the extent that the market price of the Company’s common stock exceeds the applicable strike price of the warrants on any expiration date of the Additional Warrant Transactions. The warrants were sold in private placements to the Additional Hedge Counterparties pursuant to the exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof. None of the Additional Warrant Transactions, or the underlying shares of common stock issuable upon exercise of the Additional Warrant Transactions, has been registered under the Securities Act, nor may they be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure set forth under Item 1.01 above is incorporated by reference into this Item 3.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAMP CORP.

May 27, 2015	By: /s/ Richard Vitelle
Date	Richard Vitelle
Executive Vice President and
Chief Financial Officer